Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	January 12, 2022
Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES PREFERRED DIVIDENDS

FREEHOLD, NJ, January 12, 2022…...........On January 12, 2022, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from December 1, 2021 through February 28, 2022, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable March 15, 2022, to shareholders of record at the close of business on February 15, 2022. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

Also, on January 12, 2022, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from December 1, 2021 through February 28, 2022, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable March 15, 2022, to shareholders of record at the close of business on February 15, 2022. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities with approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also owns and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968